Exhibit 99.1

Allied Nevada Provides Q1 2011 Exploration Update at Hycroft Highlighted By 127

Meters Grading 1.26 g/t Gold Equivalent

April 14, 2011 | Reno, Nevada - Allied Nevada Gold Corp. (“Allied Nevada” or the “Company”) (TSX: ANV; NYSE-Amex: ANV) is pleased to announce the drill results from the first quarter 2011 drill program at its wholly owned Hycroft mine located west of Winnemucca, Nevada. Highlights from step-out drilling at the Albert Zone include holes H11-3357 with an interval of 151 meters grading 1.12 g/t AuEq1 (0.79 g/t Au1 and 19.0 g/t Ag1) and H11-4033 with an interval of 127 meters grading 1.26 g/t AuEq (0.72 g/t Au and 30.5 g/t Ag). This drilling indicates an extension of the Vortex Zone to the north. Vortex infill drilling highlights include 59 meters grading 2.49 g/t AuEq (2.13 g/t Au and 20.4 g/t Ag) and 56 meters grading 2.31 g/t AuEq (1.00 g/t Au and 74.8 g/t Ag).

“We have now begun the step-out portion of the 2011 drill program at Hycroft and we are excited to begin testing new areas of interest on the property,” commented Scott Caldwell, President & CEO of Allied Nevada. “The drill programs of late have been largely focused on preparing for the initial milling feasibility study. With the release of our recent resource estimate, and plans to build a much larger processing plant, we are now focusing on extending the life of the mine through exploration.”

Allied Nevada completed 23,773 meters of drilling in 73 holes at Hycroft in the first quarter of 2011, which was designed to continue infill and engineering drilling in support of the milling feasibility study, and initiate step out drilling north of Vortex (Albert Zone) and west of the Central Zone. The exploration program for the remainder of 2011 will focus on step-out drilling and property wide exploration with a goal of expanding the resource base.

				GRADE
	FROM	TO	INTERVAL	Au	Ag	AuEq
	meters	meters	meters	g/t	g/t	g/t
H11-3357 – Albert	329	480	151	0.79	19.0	1.12
H11-3390 – Vortex	486	542	56	1.00	74.8	2.31
H11-3391 – Central	346	376	30	0.38	82.9	1.83
H11-3512 – Vortex	517	576	59	2.13	20.4	2.49
H11-3804 – Vortex	293	344	52	0.68	22.1	1.07
H11-4033 – Albert	368	495	127	0.72	30.5	1.26

For a full list of the assay results for the 2011 drill program and a current drill map showing the locations of current and planned holes, please go to our website at www.alliednevada.com.

[1]	AuEq = gold equivalent (calculated using a silver to gold ratio of 57.14:1), Au = gold, Ag = silver

Allied Nevada maintains a strict quality control program at all of its projects. Drill samples are gathered on-site and validated by Allied Nevada geologists to be shipped to ALS Chemex’s assaying laboratories in Reno, Nevada. Gold and silver analyses are conducted on 1-assay ton prepped samples with gold determined using industry standard fire assay methods with an atomic absorption finish. Gold over limits and silver are determined using fire assay with a gravimetric finish.

Cautionary Statement Regarding Forward Looking Information

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws), that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, statements regarding the results and indications of exploration drilling currently underway at Hycroft; the potential for confirming, upgrading and expanding gold and silver mineralized material at Hycroft; resource estimates and the timing of the release of updated estimates; estimates of gold and silver grades; our planned exploration program for the second half of 2010 and the first quarter of 2011 and the expected benefits therefrom; and other statements that are not historical facts. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks that Allied Nevada’s exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold and silver; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; uncertainties relating to obtaining approvals and permits from governmental regulatory authorities; and availability and timing of capital for financing the Company’s exploration and development activities, including the uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Allied Nevada’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including Allied Nevada’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q. The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

The technical contents of this news release have been prepared under the supervision of Donald A. Harris, a Certified Professional Geologist with American Institute of Professional Geologists (A.I.P.G.), #10819, who is Manager of Exploration, Hycroft for Allied Nevada Gold Corp. and is a Qualified Person as defined by National Instrument 43-101. For further information regarding the quality assurance program and the quality control measures applied, as well as other relevant technical information, please see the Hycroft Technical Report dated March 31, 2011, on our website and filed with SEDAR at www.sedar.com.

For further information on Allied Nevada, please contact:

Tracey Thom	Alicia Gardner
Vice President, Investor Relations	Investor Relations Associate
(775) 789-0119	(775) 789-0144

or visit the Allied Nevada website at www.alliednevada.com.